Exhibit 99.1

	Media Contacts	Investor Contact
	Anita Liskey, 312 .466.4613	John Peschier, 312.930.8491
	William Parke, 312.930.3467	CME-E
FOR IMMEDIATE RELEASE	news@cmegroup.com http://cmegroup.mediaroom.com/

CME Group Inc. Reports First Quarter 2009 Financial Results

•	GAAP diluted EPS of $3.00

•	Pro Forma diluted EPS of $3.20

•	GAAP operating margin of 60 percent

•	Pro forma operating margin of 61 percent

CHICAGO, April 23, 2009 – CME Group Inc. (NASDAQ: CME) today reported that total first-quarter GAAP revenues increased 4 percent to $647 million, and GAAP operating income decreased 3 percent to $386 million. Net income for the first quarter was $199 million and diluted earnings per share on a GAAP basis were $3.00. The 2009 GAAP results reflect the operations of Chicago Mercantile Exchange (CME), Board of Trade of the City of Chicago (CBOT), and New York Mercantile Exchange (NYMEX), and include a reduction in net income of $13.4 million for merger-related items. The GAAP results for first-quarter 2008 reflect the operations of CME and CBOT only.

First-quarter pro forma non-GAAP diluted earnings per share were $3.20, down 30 percent compared with the prior year period. All pro forma results reflect the operations of both CME Group Inc. and NYMEX, as if they were combined for all periods reported, and first-quarter 2009 pro forma non-GAAP results exclude the $13.4 million of merger-related items mentioned above.

Total revenues decreased 21 percent to $647 million, and the combined average rate per contract increased 12 percent to 83 cents, up from 74 cents in first-quarter 2008, due to a shift in product mix. Pro forma total operating expenses decreased 9 percent to $252 million, compared with the same period last year, due to ongoing expense discipline during the quarter. First-quarter pro forma operating income was $395 million, a decrease of 27 percent from $540 million for the year-ago period.

Despite challenging market conditions, the company maintained a strong pro forma operating margin of 61 percent, compared with a record 66 percent for first-quarter 2008. Operating margin is defined as operating income as a percentage of total revenues. Pro forma net income decreased 30 percent to $213 million for first-quarter 2009.

Pro forma measures do not replace and are not a substitute for GAAP financial results. They are provided to improve overall understanding of current financial performance and to provide a meaningful comparison with prior periods. A full reconciliation of these first-quarter 2009 pro forma results is included with the attached financial statements.

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS products, for which CME Group receives significantly lower clearing fees than other CME Group products, and Swapstream products.

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“Extraordinarily challenging economic conditions characterized the first quarter, as heightened uncertainty led to a crisis of confidence among investors across the globe,” said CME Group Executive Chairman Terry Duffy. “Our markets continued to perform flawlessly throughout the quarter – once again proving their effectiveness in all environments. CME Group maintained solid profitability levels, while generating significant free cash flow. Looking ahead, we can expect continued short-term choppiness, but we are encouraged by initial signs of stabilization in the financial marketplace. Long-term, we remain optimistic about our opportunities to extend our renowned clearing services to new customers and markets, expand our technology and sales efforts globally, and cross-sell our diverse product set.”

“We continued to focus intensely on expense discipline throughout our organization during the first quarter, including delivering synergies from the NYMEX integration, while also continuing to invest in meaningful future growth areas,” said CME Group Chief Executive Officer Craig Donohue. “Our record OTC revenue generated through CME ClearPort, for example, is a testament both to strong customer demand and to our clearing capability. The critical function performed by central counterparty clearing has been highlighted during the past year, and we are actively engaged in multiple initiatives to bring the safety and soundness of centralized clearing to the over-the-counter markets. In addition, we continue to meet customer needs through innovative product offerings such as three-year treasuries, FX e-minis, and our suite of MSCI equity index offerings, all of which gained traction during the first quarter.”

CME Group Inc. First-Quarter 2009 Results

Financial Highlights:

GAAP

($s in millions, except per share)	Q1 FY09	Q1 FY08	Y/Y
Revenues	$647	$625	4%
Expenses	$261	$225	15%
Operating Income	$386	$400	-3%
Operating Margin %	59.7%	63.8%
Net Income	$199	$284	-30%
Diluted EPS	$3.00	$5.25	-43%

Pro Forma Non-GAAP

($s in millions, except per share)	Q1 FY09	Q1 FY08	Y/Y
Revenues	$647	$817	-21%
Expenses	$252	$277	-9%
Operating Income	$395	$540	-27%
Operating Margin %	61.1%	66.1%
Net Income	$213	$302	-30%
Diluted EPS	$3.20	$4.54	-30%

NOTE: See the CME Group Inc. Reconciliation of GAAP to Pro Forma Non-GAAP Measures for detail related to the adjustments made to reach the pro forma results.

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Pro Forma Non-GAAP First-Quarter 2009 Financial Results

First-quarter 2009 average daily volume was 10.4 million contracts, in line with fourth-quarter 2008 volume. Pro forma clearing and transaction fee revenue was $528 million, down from a record $704 million in first-quarter 2008. Quotation data fees were up 3 percent to $86 million in the first quarter. The total pro forma average rate per contract for CME Group increased 12 percent from first-quarter 2008 to 83 cents, but decreased three percent compared with 86 cents in fourth-quarter 2008, due to a higher proportion of lower priced member volume.

First-quarter 2009 pro forma non-operating expense was $36 million, driven primarily by interest expense and borrowing costs of $39 million related to the NYMEX acquisition. Total interest expense included a one-time, non-cash $5 million charge due to the acceleration of the upfront fees and expenses related to the origination of the company’s bridge financing when it was replaced. Additionally, the first-quarter 2009 effective tax rate was 40.9 percent, relatively unchanged from 41.6 percent in first-quarter 2008.

Balance Sheet Highlights

As of March 31, the company had $588 million of cash and marketable securities and $3.1 billion of debt. During the quarter, the company completed a public debt offering of $750 million of 5.75% fixed rate notes due in 2014. The net proceeds from the offering were used to repay any outstanding commercial paper borrowings that were backstopped by the 364-day revolving bridge facility. The company terminated the bridge facility on February 10, 2009. During the quarter, the company paid down approximately $115 million in debt.

CME Group will hold a conference call to discuss first-quarter 2009 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

CME Group (www.cmegroup.com) is the world’s largest and most diverse derivatives exchange. Building on the heritage of CME, CBOT and NYMEX, CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on trading floors in Chicago and New York. By acting as the buyer to every seller and the seller to every buyer, CME Clearing virtually eliminates counterparty credit risk. CME Clearing also offers financial safeguards to help mitigate systemic risk, providing the security and confidence market participants need to operate, invest and grow. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, and alternative investment products such as weather and real estate. CME Group is listed on NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex, E-mini and CME ClearPort are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade, Inc. are trademarks of the Board of Trade of the City of Chicago. NYMEX and New York Mercantile Exchange are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners. Further information about CME Group and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: our ability to realize the benefits and control the costs of our merger with NYMEX Holdings, Inc. and our ability to successfully integrate the businesses of CME Group and NYMEX Holdings, including the fact that such integration may be more difficult, time consuming or costly than expected and revenues following the merger may be lower than expected and expected cost savings from the merger may not be fully realized within the expected time frames or at all; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to generate revenues from our processing services; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing, changes as a result of a combination of the Securities and Exchange Commission and the U.S. Commodity Futures Trading Commission, or changes relating to the recently enacted or proposed legislation relating to the current economic crisis, including the Emergency Economic Stabilization Act of 2008 and other stimulus packages; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions, including the recent volatility of the capital and credit markets and the impact of current economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; the unfavorable resolution of material legal proceedings, the seasonality of the futures business; and changes in the regulation of our industry with respect to speculative trading in commodity interests and derivatives contracts. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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09-66

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in millions)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$339.2	$297.9
Collateral from securities lending	155.4	426.9
Marketable securities, including pledged securities	248.5	310.1
Accounts receivable, net of allowance	279.5	234.0
Other current assets	112.7	189.1
Cash performance bonds and security deposits	9,765.6	17,653.5

Total current assets	10,900.9	19,111.5
Property, net of accumulated depreciation and amortization	711.4	707.2
Intangible assets - trading products	16,982.0	16,982.0
Intangible assets - other, net of accumulated amortization	3,335.4	3,369.4
Goodwill	7,517.0	7,519.2
Other assets	468.9	469.4

Total Assets	$39,915.6	$48,158.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$46.5	$71.0
Payable under securities lending agreements	157.1	456.8
Short-term debt	249.9	249.9
Other current liabilities	255.5	211.8
Cash performance bonds and security deposits	9,765.6	17,653.5

Total current liabilities	10,474.6	18,643.0
Long-term debt	2,848.2	2,966.1
Deferred tax liabilities	7,660.5	7,728.3
Other liabilities	133.1	132.7

Total Liabilities	21,116.4	29,470.1
Shareholders’ equity	18,799.2	18,688.6

Total Liabilities and Shareholders’ Equity	$39,915.6	$48,158.7

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts, and sharecounts in thousands)

	Quarter Ended March 31,
	2009	2008
Revenues
Clearing and transaction fees	$527.8	$525.1
Quotation data fees	85.5	56.8
Processing services	0.1	17.5
Access and communication fees	11.6	10.5
Other	22.1	15.2

Total Revenues	647.1	625.1

Expenses
Compensation and benefits	86.7	73.3
Communications	12.4	14.8
Technology support services	11.8	17.0
Professional fees and outside services	22.3	14.8
Amortization of purchased intangibles	33.3	16.2
Depreciation and amortization	31.0	34.3
Occupancy and building operations	19.4	16.7
Licensing and other fee agreements	24.6	13.5
Restructuring	3.2	1.8
Other	16.0	22.8

Total Expenses	260.7	225.2

Operating Income	386.4	399.9

Non-Operating Income and Expense
Investment income	1.8	11.4
Gains (losses) on derivative investments	—	(2.2)
Securities lending interest income	2.4	23.6
Securities lending interest and other costs	(0.4)	(19.3)
Interest and other borrowing costs	(38.5)	(2.3)
Guarantee of exercise right privileges	—	8.4
Equity in losses of unconsolidated subsidiaries	(1.2)	(3.9)
Other non-operating expense	—	(8.4)

Total Non-Operating	(35.9)	7.3

Income Before Income Taxes	350.5	407.2

Income tax provision	(151.4)	(123.7)

Net Income	$199.1	$283.5

Earnings per Common Share:
Basic	$3.00	$5.28
Diluted	3.00	5.25

Weighted Average Number of Common Shares:
Basic	66,302	53,751
Diluted	66,439	54,028

CME Group Inc. and Subsidiaries

Pro Forma Non-GAAP Consolidated Statements of Income

(dollars in millions, except per share amounts, and sharecounts in thousands)

	Quarter Ended March 31,
	2009	2008
Revenues
Clearing and transaction fees	$527.8	$704.1
Quotation data fees	85.5	83.0
Processing services	0.1	0.5
Access and communication fees	11.6	10.8
Other	22.1	18.6

Total Revenues	647.1	817.0

Expenses
Compensation and benefits	86.7	91.1
Communications	12.4	16.0
Technology support services	11.8	19.0
Professional fees and outside services	20.1	17.0
Amortization of purchased intangibles	30.4	29.7
Depreciation and amortization	31.0	35.3
Occupancy and building operations	19.4	21.1
Licensing and other fee agreements	24.6	24.6
Other	15.6	22.8

Total Expenses	252.0	276.6

Operating Income	395.1	540.4

Non-Operating Income and Expense
Investment income	1.8	15.2
Gains (losses) on derivative investments	—	—
Securities lending interest income	2.4	31.4
Securities lending interest and other costs	(0.4)	(25.4)
Interest and other borrowing costs	(38.5)	(38.1)
Equity in losses of unconsolidated subsidiaries	(1.2)	(6.1)

Total Non-Operating	(35.9)	(23.0)

Income Before Income Taxes	359.2	517.4

Income tax provision	(146.7)	(215.5)

Net Income	$212.5	$301.9

Earnings per Diluted Common Share	$3.20	$4.54

Weighted Average Number of Diluted Common Shares*	66,439	66,568

Note: All pro forma results for CME Group assume the merger with CBOT and the acquisition of NYMEX were completed as of the beginning of the period presented. See CME Group Inc. Reconciliation of GAAP to Pro Forma Non-GAAP Measures for detail on all of the adjustments made to reach the pro forma results.

*	Weighted average number of diluted common shares includes merger-related shares converted or issued for the entire period reported.

CME Group Inc. and Subsidiaries

Reconciliation of GAAP to Pro Forma Non-GAAP Measures

(in millions)

	Quarter Ended March 31,
	2009	2008
GAAP Results
Revenues	$647.1	$625.1
Expenses	260.7	225.2

Operating income	386.4	399.9

Non-operating income and expense	(35.9)	7.3

Income before income taxes	350.5	407.2
Income tax provision	(151.4)	(123.7)

Net Income	$199.1	$283.5

Pro Forma Adjustments
Revenues:
NYMEX pre-merger revenue	$—	$208.9
Intercompany revenue elimination(1)	—	(17.0)
FXMarketSpace write down	—	—

Total Pro Forma Revenue Adjustment	—	191.9

Expenses:
NYMEX pre-merger expense	—	76.1
Intercompany expense elimination (1)	—	(17.0)
Amortization of intangibles (2)	(2.9)	13.5
Depreciation adjustment from building life change (3)	—	1.5
Other (4)	(5.8)	(22.7)

Total Pro Forma Expense Adjustment	(8.7)	51.4

Adjustment to operating income	8.7	140.5

Non-operating income and expense:
NYMEX premerger non-operating income	—	1.7
Interest on debt acquired for NYMEX deal	—	(34.2)
ERP Guarantee (5)	—	(8.4)
BM&F Bovespa (6)	—	10.6

Total Pro Forma Non-Operating Income and Expense Adjustment	—	(30.3)

Adjustment to income before income taxes	8.7	110.2
Adjustment to income tax provision	4.7	(91.8)

Adjustment to net income	$13.4	$18.4

Pro Forma Non-GAAP Results
Revenues	$647.1	$817.0
Expenses	252.0	276.6

Operating income	395.1	540.4

Non-operating income and expense	(35.9)	(23.0)

Income before income taxes	359.2	517.4
Income tax provision(7)	(146.7)	(215.5)

Net Income	$212.5	$301.9

Notes:

(1)	Eliminate processing services provided prior to the NYMEX acquisition.
(2)	Add amortization of intangible assets recorded in purchase of NYMEX.
(3)	Adjust depreciation for changes in value and useful life of building acquired from NYMEX.
(4)	Reverse effect of restructuring, accelerated depreciation, integration and legal expenses related to the merger with CBOT and acquisition of NYMEX. Also removes other merger-related transaction costs that were expensed and transaction costs related to the acquisition of CMA.
(5)	Reverse impact of exercise right privilege guarantee.
(6)	Reverse transaction costs related to the BM&F/Bovespa investment.
(7)	Pro forma adjustments are tax affected at CME Group’s estimated statutory tax rate. A first quarter 2008 tax benefit of $38.6 million due to a change in Illinois state tax treatment for apportionment of revenues sourced within the state has been removed for proforma purposes. First-quarter 2009 includes a pro forma tax adjustment for certain merger related items.

CME Group Inc.

Quarterly Operating Statistics

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
Trading Days	61	64	64	64	61

Quarterly Average Daily Volume (ADV)

CME Group Pro Forma ADV (Legacy CME, CBOT and NYMEX combined, in thousands)

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
Total	15,540	12,876	13,236	10,441	10,389

CME Group ADV (Legacy CME and CBOT combined for entire periods reported, in thousands)

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
Product Line
Interest rates	8,251	6,467	6,030	3,692	3,843
Equity E-mini	3,628	2,833	3,638	3,799	3,378
Equity standard-size	201	161	204	194	159
Foreign exchange	640	665	710	481	507
Commodities & alternative investments	949	933	822	691	685

Total	13,669	11,060	11,404	8,857	8,572

Venue
Open outcry	2,336	1,836	1,602	1,275	1,188
Electronic (excluding TRAKRS)	11,097	9,054	9,641	7,447	7,255
Privately negotiated	236	170	161	136	130

Total	13,669	11,060	11,404	8,857	8,572

NYMEX/COMEX ADV (in thousands)

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
NYMEX floor	257	238	193	166	135
NYMEX electronic	814	865	831	682	798
COMEX floor	47	38	36	29	30
COMEX electronic	205	172	214	144	170
NYMEX ClearPort	473	418	492	489	629
Other	75	85	65	75	54

Total	1,870	1,816	1,831	1,584	1,816

Average Rate Per Contract (RPC)

CME Group Pro Forma Average RPC (Legacy CME, CBOT and NYMEX combined)

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
Total	$0.743	$0.775	$0.785	$0.858	$0.833

CME Group RPC (Legacy CME and CBOT combined for entire periods reported)

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
Product Line
Interest rates	$0.505	$0.522	$0.521	$0.569	$0.532
Equity E-mini	0.684	0.668	0.677	0.706	0.677
Equity standard-size	1.506	1.453	1.486	1.582	1.543
Foreign exchange	0.927	0.907	0.936	0.894	0.918
Commodities & alternative investments	1.119	1.134	1.154	1.154	1.108

Average RPC (excluding TRAKRS)	$0.630	$0.648	$0.659	$0.713	$0.677

Venue
Open outcry	$0.553	$0.572	$0.607	$0.663	$0.607
Electronic (excluding TRAKRS)	0.609	0.629	0.637	0.691	0.659
Privately negotiated	2.345	2.427	2.526	2.558	2.460

NYMEX/COMEX RPC

	1Q 2008	2Q 2008	3Q 2008	4Q 2008	1Q 2009
NYMEX floor	$1.594	$1.607	$1.386	$1.600	$1.375
NYMEX electronic	1.324	1.304	1.315	1.308	1.347
COMEX floor	1.641	1.712	1.626	1.801	1.776
COMEX electronic	1.630	1.706	1.719	1.781	1.797
NYMEX ClearPort	1.875	1.905	1.933	2.099	1.745
Other	1.923	1.854	1.928	2.038	2.460

Total Pro Forma Average Gross Rate	$1.570	$1.556	$1.567	$1.671	$1.569

Total Pro Forma Average Net Rate	$1.472	$1.479	$1.488	$1.569	$1.466

Note: All CME Group volume and rate per contract data is based upon pro forma results, including the operations of CME Group and NYMEX as if they were combined for the entire period reported. All data excludes our non-traditional TRAKRS products, for which CME Group receives significantly lower clearing fees than other CME Group products. Additionally, all data excludes Swapstream products.